Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT is entered into as of March 8, 2011 (the “Effective Date”), by and among Robert Harris (the “Executive”), PA LLC (the “Employer”) and PetroAlgae Inc. (the “Parent”).

WHEREAS, the Employer, the Parent and the Executive (collectively, the “Parties”) have entered into an Employment Agreement dated as of November 15, 2010 (the “Employment Agreement”);

WHEREAS, the Parties and Boyar & Miller, P.C. (the “Escrow Agent”) have entered into an Escrow Agreement dated November 15, 2010 (the “Escrow Agreement”);

WHEREAS, the Parent and the Executive have entered into a Stock Appreciation Rights Award Agreement dated November 15, 2010 (the “Stock Appreciation Rights Award Agreement”);

WHEREAS, the Employer and the Executive have entered into the Proprietary Information Agreement dated November 15, 2010 (the “Proprietary Information Agreement”);

WHEREAS, each of the Board of Directors of the Employer and the Parent (each such Board of Directors, a “Board”) and the Executive have agreed that the Executive’s employment with the Employer and the Parent shall terminate, and that the Executive shall resign from his positions as President and Chief Operating Officer of the Employer and the Parent effective as of February 25, 2011 (the “Termination Date”), and as an officer of the Employer, the Parent and any of their respective Affiliates as of the Termination Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Employer, the Parent and the Executive hereby agree as follows:

1.	Definitions

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition “control”, when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled by” shall have the meanings correlative to the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

2.	Termination of Employment

2.1 The Executive’s employment with the Employer and the Parent, and any and all titles, positions and appointments the Executive holds with the Employer or the Parent and any of their Affiliates, whether as an officer or employee (including, without limitation, as President and Chief Operating Officer) shall cease as of the Termination Date.

2.2 As of the Termination Date, the Executive shall also have a “separation from service” with the Company within the meaning of Code Section 409A and the regulations thereunder, and notwithstanding anything in this Agreement to the contrary, he shall have no duties or responsibilities after the Termination Date that are inconsistent with having had such a separation from service as of the Termination Date.

3.	Escrow Agreement; Compensation and Other Benefits

3.1 Promptly upon the Mutual Release (as defined below) becoming irrevocable, the Employer and the Parent agree to pay to the Executive $275,000 (the “Compensation”) in consideration for and settlement of all of the Executive’s outstanding compensation and benefits due to him from the Employer and the Parent. The Compensation will be paid in the manner described in Section 3.2 below.

3.2 By no later than 12:00 pm (EST) on the day on which the Mutual Release becomes irrevocable, the Executive, the Parent and the Employer shall each provide a written request to the Escrow Agent to (i) release to the Executive the sum of $200,633.94, representing the gross amount of the Compensation less applicable federal income taxes, social security and Medicare taxes required to be withheld therefrom as set forth on Schedule 3.2 hereof (the “Net Compensation”), and (ii) release to the Employer the sum of $124,366.06, representing the difference between the $325,000 held by the Escrow Agent pursuant to the Escrow Agreement and the Net Compensation (the “Remaining Escrow”). Upon receipt of the Remaining Escrow, the Company will treat $74,366.06 (the “Escrowed Tax Funds”) as having been withheld from the Compensation for tax purposes, and will pay to the appropriate taxing authorities those taxes set forth on Schedule 3.2 hereof as well as the Employer’s share of social security and Medicare taxes applicable to the Compensation, all on a timely basis in the ordinary course of business. All portions of the Remaining Escrow other than the Escrowed Tax Funds and the Employer’s share of taxes described in the preceding sentence shall be the property of the Employer or the Parent and not subject to any obligations under this Agreement. After each of the foregoing transfers has been made, the Escrow Agreement shall be terminated.

3.3 All expenses submitted prior to the Effective Date to the Employer by the Executive for reimbursement shall be paid by the Employer to the Executive on or before the Effective Date. After the Effective Date, except as otherwise provided herein or pursuant to any indemnification obligations owed by the Parent or the Employer to the Executive, the Executive shall not be entitled to submit any additional expenses for reimbursement by the Employer.

3.4 The Stock Appreciation Rights Award Agreement shall be terminated as of the Termination Date, and all stock appreciation rights granted to the Executive pursuant thereto shall be forfeited and be of no further force or effect.

4.	Effect of Termination

4.1 Mutual Release. The Executive shall execute and deliver to each of the Employer and the Parent a general release of claims in the form attached hereto as Exhibit A (the “Mutual Release”) no sooner than the Effective Date and no later than the twenty-first (21st) day after the Effective Date. Any action required to be taken by the Executive in this Section 4.1 shall be taken by the Executive’s executor(s) or legal representative(s) in the case of the Executive’s death or legal incapacity. The Employer and the Parent shall also each execute and deliver to the Executive the Mutual Release on the Effective Date.

4.2 Mutual Non-Disparagement. The Executive, on the one hand, and each of the Employer and the Parent, on the other hand, each agree that they will not make any intentionally negative or disparaging comments about the other, except as permitted under Section 4.4 of this Agreement.

4.3 Return of Property. On or before the Effective Date, the Executive shall return to the Company all of the Company’s property of which he is in possession, including, without limitation, any material and documentation that constitutes Confidential Information, credit cards, computers, cell phones and keys.

4.4 Permissible Disclosures and Retained Documents. Notwithstanding anything in this Agreement or elsewhere to the contrary, nothing shall preclude the Executive, on the one hand, or each of the Employer and the Parent, on the other hand, from making truthful statements, or from disclosing documents or information, (A) when required by applicable law, regulation, order, or the like, (B) in connection with any proceeding to enforce the terms of this Agreement, or (C) in confidence to any professional for the purpose of securing professional advice.

5.	Executive’s Commitment to the Company

5.1 Confidentiality. The Executive and the Employer acknowledge that the confidentiality covenants in the Proprietary Information Agreement remain valid and in full effect.

5.2 Proprietary Information Agreement. The Proprietary Information Agreement shall remain in full force and effect; provided, however, the Employer hereby confirms that, to the best of its knowledge, the Executive has fully complied with his post-employment delivery obligations thereunder. The Employer hereby also releases the Executive from any obligations otherwise contained in the Proprietary Information Agreement to cooperate in the prosecution or defense of any patent claims or any litigation or proceeding involving any inventions, trade secrets, processes, discoveries, or improvements otherwise covered by the Proprietary Information Agreement.

5.3 Litigation. The Executive agrees to cooperate fully with the Employer, the Parent, or any of their assignees, and counsel for the Employer, the Parent, or any of their assignees, in any and all matters involving litigation, administrative proceedings, arbitration or governmental investigations, but only to the extent any of the foregoing specifically apply to the Executive or specifically relate to the period in which the Executive was employed by the

Employer. The Executive’s cooperation shall include being reasonably available for, without limitation, interviews, depositions, and trial testimony. To the extent that the Executive’s cooperation involves travel, the Employer, the Parent, or any of their assignees will reimburse the Executive for reasonable travel expenses. To the extent that the Executive’s cooperation reasonably leads him to incur out-of-pocket expenses, including, without limitation, attorney’s fees, the Employer, the Parent, or any of their assignees will reimburse such expenses, provided they are reasonably incurred and supported by reasonable documentation. In the event the Executive is required to spend more than five (5) hours in any calendar year providing the cooperation required by this Section 5.3, the Parent and/or the Employer shall compensate the Executive for his time at the rate of two hundred twenty-five ($225) dollars per excess hour in such calendar year; provided, however, the Executive shall not be required to travel overseas to provide the cooperation required hereunder and any such cooperation shall be scheduled so as not to unreasonably interfere with the Executive’s schedule or any obligations the Executive might have to his then current employer. The Executive will make available, at the expense of the Employer, the Parent, or any of their assignees, copies of all documents and files reasonably requested by the Employer, the Parent, or any of their assignees in connection with this duty of cooperation, excluding only those documents and files which are subject to any attorney-client privilege work product doctrine, or other legal protection from disclosure that is held solely by the Executive in his individual capacity, as opposed to any privilege or legal protection from disclosure held by the Employer, the Parent, or any of their assignees.

5.4 Compliance with Securities Laws. The Executive agrees not to directly or indirectly buy or sell the Parent’s stock or other securities as long as he possesses “material nonpublic information” as that term is defined by interpretations of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Without limiting the generality of the foregoing, the Executive further agrees to abide by the Parent’s insider trading policy as in effect on the Effective Date until two business days after the public release of the financial results for the first fiscal quarter of fiscal year 2011.

5.5 Other Positions. On the Effective Date, to the extent the Employer makes the Executive aware of the following, the Executive shall resign as of the Termination Date from any administrative roles in any agreements sponsored by the Employer, the Parent, or any of their Affiliates and will execute all instruments and documents requested by the Company to effectuate this and the termination of employment and of other duties and positions as described in Section 2.1 of this Agreement.

5.6 Non-Compete. The Parties hereby agree that the noncompetition provision contained in the Employment Agreement shall be terminated as of the Effective Date and shall thereafter be of no further force or effect.

5.7 Form 8-K. The Parties hereby agree to the Parent promptly filing with the Securities and Exchange Commission a Form 8-K with respect to the termination of the Executive’s employment with the Employer and his resignation as President of the Employer, which 8-K shall disclose the fact that such termination has occurred by mutual agreement of the Executive and the Employer.

5.8 Injunctive Relief. The Executive acknowledges and agrees that neither the Employer nor the Parent will have any adequate remedy at law, and both would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 5. The Executive agrees that the Employer and the Parent shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 5, and to specific performance of each of the terms of this Section 5 in addition to any other legal or equitable remedies that the Employer or the Parent may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 5, raise the defense that either the Employer or the Parent has an adequate remedy at law.

5.9 Special Severability. The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.

6.	Successors

6.1 The Executive. This Agreement is personal to the Executive and, without the prior written consent of each of the Employer and the Parent, shall not be assignable by the Executive, other than by will or the laws of descent and distribution or as described in this Section 6.1. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate(s), executor(s) or other legal representative(s).

6.2 The Employer and the Parent. This Agreement shall inure to the benefit of and be binding upon each of the Employer and the Parent and their respective successors and assigns.

7.	Full Settlement; Mitigation

The Employer’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action that the Employer may have against the Executive or others other than a claim, right or action for fraud after the individual is judicially determined to have committed such action. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8.	Indemnification

8.1 Indemnification. If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any proceeding by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Employer or the Parent or any of their Affiliates or is or was serving at the request of the Employer or the Parent or any of their Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another Person, or if any claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless, to the fullest extent permitted by law with respect to him individually, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce his rights under this Section 8.1, and such indemnification shall continue even after the Effective Date and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) incurred by him personally in connection with any such proceeding or claim, or in connection with seeking to enforce his rights under this Section 8.1, to the fullest extent permitted by law with respect to him individually, any such advancement to be made within fifteen (15) days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law). For the avoidance of doubt, the provisions of this Section 8.1 shall not apply to any claim by or against the Executive arising out of or relating to this Agreement, other than an action by the Executive to enforce his right under this Section 9.1 or an action by the Employer or Parent seeking declaratory relief concerning their duties under this Section 8.1.

9.	Miscellaneous

9.1 Applicable Law. This Agreement shall, to the extent not superseded by federal law, be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

9.2 Amendments/Waiver. This Agreement may not be amended, waived, or modified otherwise than by a written agreement that specifies the provision of this Agreement being amended, waived or modified, and that is executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by any other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed, addressed as follows:

If to the Executive:

Robert Harris

10 Kinswood Creek

Staines

Middlesex

TW195EN

UK

With a copy to:

BoyarMiller

4265 San Felipe, Suite 1200

Houston, Texas 77027

Attn: Gary W. Miller

If to the Employer and/or the Parent:

PA LLC

1901 Harbor City Blvd., Suite 300

Melbourne, Florida 32901

Attention: Chief Executive Officer

With a copy to:

Torys LLP

237 Park Ave.

New York, New York, 10117

Attn: Daniel P. Raglan

or to such other addresses as either party furnishes to the other in writing in accordance with this Section 9.3. Notices and communications shall be effective when actually received by the addressee.

9.4 Strict Compliance. The Executive’s, the Employer’s or the Parent’s failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

9.5 Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by an arbitrator or a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.6 Captions: Counterparts. The captions of this Agreement are for convenience of reference only, are not part of the terms of this Agreement and shall have no force or effect in the application or interpretation thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be deemed effective for all purposes.

9.7 Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. Specifically, this Agreement replaces and supersedes in its entirety any prior employment and/or severance agreement between each of the Employer and Parent, on the one hand, and the Executive, on the other, but it does not replace any obligation of the Employer or Parent or any of their Affiliates that is preserved under this Agreement.

9.8 Survivorship. The obligations of the Employer, Parent and the Executive under this Agreement shall survive the Termination Date.

9.9 Assignment. Except as provided in Section 6.1, the rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to the attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to so anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

9.10 Arbitration. Any claim arising out of or relating to this Agreement, any other agreement between the Executive and the Employer or the Parent or their Affiliates, the Executive’s employment with the Employer or the Parent, or the termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 5.7 with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Melbourne, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and this Section 9.10. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ fees and other professional fees and charges) incurred by him in connection with any such Covered Claim, or in connection with seeking to enforce his rights under this Section 9.10. Any such advancement to be made within 15 days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement; provided, however, that to the extent that it is determined through arbitration that the Executive’s claims were frivolous and without reasonable basis, the Executive shall promptly reimburse the Employer or the Parent, as the case may be, for all costs and expenses advanced to the Executive in respect of such Covered Claim. Pending the resolution of any Covered Claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrator(s) otherwise provide.

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IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of their respective Boards, the Employer and the Parent has each caused this Agreement to be executed in each of their respective names and on each of their behalf by a duly authorized officer, as of the date set forth above.

PA LLC		EXECUTIVE

/s/ David P. Szostak		/s/ Robert Harris
Name:	David P. Szostak	Robert Harris
Title:	Chief Financial Officer

PETROALGAE, INC.

/s/ David P. Szostak
Name:	David P. Szostak
Title:	Chief Financial Officer

Exhibit A

MUTUAL RELEASE

1. Release by the Executive. In consideration of the payments and benefits to be made under Sections 3.1 through 3.3 of the Separation Agreement (the “Agreement”) dated as of March 8, 2011 between PA LLC (the “Employer”), PetroAlgae Inc. (the “Parent” and, together with the Employer, the “PetroAlgae Parties”) and Robert Harris (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns (the “Executive Parties”), the Executive does hereby release, remise, acquit and forever discharge the PetroAlgae Parties and each of their subsidiaries (the “Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any of the Released Parties in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Florida Law Against Discrimination and any and all claims under any whistleblower laws or whistleblower provisions of other laws excepting only:

(a) rights of the Executive provided under or preserved by this Mutual Release and the Agreement;

(b) rights of the Executive relating to equity awards and shares held by the Executive as of the Termination Date (as defined in the Agreement);

(c) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(d) rights to indemnification the Executive may have

(i)	under applicable corporate law or the Agreement,

(ii)	under the by-laws or certificate of incorporation of any Released Party, or

(iii)	as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan or arrangement of the Affiliated Group and (ii) for earned but unused vacation pay through the Termination Date in accordance with applicable policy of either of the PetroAlgae Parties; and

(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to applicable policy of either of the PetroAlgae Parties.

(g) To the extent that this Section 1 is not enforceable against any of the Executive Parties, the Executive agrees to promptly indemnify and hold the PetroAlgae Parties harmless from any liability, costs or obligations with respect to any claims (including, without limitation, any attorney fees or other charges incurred in defending any such claims).

2. Release by PetroAlgae Parties.

(a) The PetroAlgae Parties hereby release the Executive from any and all claims that the they had or may ever have against the Executive from the beginning of time and up to and including the date that PetroAlgae Parties have executed, and delivered, this Release.

(b) Notwithstanding the foregoing, the release granted under Section 2(a) specifically excludes (i) the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (ii) any claim based on willful misconduct by the Executive with respect to either PetroAlgae Party (with willful misconduct defined in this context to mean intentionally doing that which should not be done or intentionally failing to do that which should be done, knowing that injury to a PetroAlgae Party may result; provided, however, that willful misconduct shall not include any matter known to a PetroAlgae Party prior to March 8, 2011); (iii) any claim for breach of this Mutual Release or the Agreement by the Executive; (iv) either PetroAlgae Party’s right to recoup payments to the Executive, to the extent required under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act; and (v) any wrongful act or omission occurring after the date that PetroAlgae Parties have executed, and delivered, their Mutual Release.

(c) To the extent that this Section 2 is not enforceable against any PetroAlgae Party, the PetroAlgae Parties agree to promptly indemnify and hold the Executive harmless from any liability, costs or obligations with respect to any claims (including, without limitation, any attorney fees or other charges incurred in defending any such claims) released by this Mutual Release.

3. No Admissions. The PetroAlgae Parties and the Executive acknowledge and agree that the releases provided in Section 1 and 2 are not to be construed in any way as an admission of any liability whatsoever by any Released Party or by the Executive, any such liability being expressly denied.

Ex. A, Page 2

4. Application to All Forms of Relief. This Mutual Release applies to any relief for released claims no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

5. Specific Waiver. The Executive specifically acknowledges that his or her acceptance of the terms of this Mutual Release is, among other things, a specific waiver of his or her right, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

6. No Complaints or Other Claims. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Released Party with any governmental agency, court or tribunal.

7. Voluntariness. The Executive agrees that he is relying solely upon his own judgment; that the Executive is over 18 years of age and is legally competent to sign this Mutual Release; that the Executive is signing this Mutual Release of his own free will; that the Executive has read and understood this Mutual Release before signing it; and that the Executive is signing this Mutual Release in exchange for consideration that he believes is satisfactory and adequate.

8. Legal Counsel. The Executive acknowledges that he has been informed of the right to consult with legal counsel of his choice and has done so.

9. Complete Agreement/Severability. This Mutual Release together with the Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Mutual Release. All provisions and portions of this Mutual Release are severable. If any provision or portion of this Mutual Release or the application of any provision or portion of this Mutual Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Mutual Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10. Acceptance. The Executive acknowledges that he has been given a period of twenty-one (21) days within which to consider this Mutual Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Mutual Release at, any time within this period of time by signing the Mutual Release and returning it to the PetroAlgae Parties, and if he signs this agreement prior to the expiration of the twenty-one (21) day period, he waives the balance of that period. This Mutual Release shall be signed by the PetroAlgae Parties prior to becoming available for execution by the Executive, but shall become null and void in the event the Executive has not executed and delivered the Mutual Release to the PetroAlgae Parties within the twenty-one (21) day period described above or if the Executive revokes this Mutual Release in the manner described in Section 11 below.

Ex. A, Page 3

11. Revocability. This Mutual Release shall not become irrevocable as against the Executive until seven (7) calendar days after the Executive signs it. The Executive may revoke his acceptance of this Mutual Release at any time within that seven (7) calendar day period by sending written notice to each of the Employer and the Parent. Such notice must be received by each of the Employer and the Parent within the seven calendar day period, in order to be effective and, if so received, would void this Mutual Release for all purposes.

12. Governing Law. Except for issues or matters as to which federal law is applicable, this Mutual Release shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflicts of law principles thereof.

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Ex. A, Page 4

Please indicate your acceptance of this Mutual Release by signing and dating this release and returning it to each of the Employer and the Parent. A duplicate of this release is enclosed for your records. This Mutual Release may also be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument. Signatures delivered by facsimile by either parties (including, without limitation, by “pdf”) shall be effective for all purposes.

ACCEPTED AND AGREED:

PA LLC	EXECUTIVE

Name:	Robert Harris
Title:

PETROALGAE, INC.

Name:
Title:

Schedule 3.2

Employee’s Gross Income - $275,000

Employee’s Social Security Withholding - $1,628.56

Employee’s Medicare Withholding - $3,987.50

Employee’s Federal Withholding - $68,750

Employee’s Net Income = $200,633.94